Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of American Greetings Corporation and to the incorporation by reference therein of our reports dated April 19, 2006, with respect to the consolidated financial statements and schedule of American Greetings Corporation, American Greetings Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Greetings Corporation, included in its Annual Report (Form 10-K) for the year ended February 28, 2006, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Cleveland, Ohio

May 8, 2006